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Filed Pursuant to Rule 424(b)(5)
Registration No. 033-93120

        PROSPECTUS SUPPLEMENT
(To Prospectus dated August 7, 2003)

2,100,000 Shares

COMMON SHARES

We are selling 2,100,000 common shares.

Our common shares are listed on the New York Stock Exchange under the symbol "AML." On August 7, 2003, the last reported sale price of our common shares on the NYSE was $25.30 per share.

Investing in our common shares involves risks. See "Risk Factors" beginning on page S-8 of this prospectus supplement.

PRICE $24.40 PER SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to AMLI
Per common share	$24.40	$0.30	$24.10
Total	$51,240,000	$630,000	$50,610,000

We have granted the underwriters the right to purchase up to an additional 315,000 common shares to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the common shares to purchasers on August 13, 2003.

MORGAN STANLEY

August 7, 2003

        Unless stated otherwise, references in this prospectus supplement and the accompanying prospectus to "AMLI," "we," "us," or "our" refer to AMLI Residential Properties Trust, a Maryland real estate investment trust, and its subsidiaries.

        This document is in two parts. The first part is the prospectus supplement, which describes the terms of the offering of common shares and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the common shares. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

        You should rely only on the information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus. We have not authorized anyone to give any information or to make any representation not contained in this prospectus supplement or the prospectus in connection with the offering of these common shares. This prospectus supplement and the prospectus are not an offer to sell any security other than these common shares and they are not soliciting an offer to buy any security other than these common shares. This prospectus supplement and the prospectus are not an offer to sell these common shares to any person and they are not soliciting an offer from any person to buy these common shares in any jurisdiction where the offer or sale to that person is not permitted. You should not assume that the information contained in this prospectus supplement and the prospectus is correct on any date after the date of this prospectus supplement and the prospectus, even though this prospectus supplement and the prospectus are delivered or these common shares are offered or sold on a later date. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents we have referred you to in "Available Information" and "Incorporation by Reference" in the accompanying prospectus.

THE COMPANY

        We are a self-administered and self-managed real estate investment trust, or a REIT, engaged in the development, acquisition and management of upscale, institutional quality multifamily apartment communities in eight major metropolitan markets in the Southeast, Southwest, Midwest and Mountain regions of the United States. We were founded in 1980.

        We are the sole general partner of, and own a majority of the partnership interests in, AMLI Residential Properties, L.P., a Delaware limited partnership, which we refer to hereinafter as AMLI, L.P., through which we own our interests in our apartment communities. As of June 30, 2003, we owned approximately 86% of the outstanding partnership interests, or OP Units, in AMLI, L.P. OP Units are convertible into our common shares on a one-for-one basis and are entitled to distributions equal to distributions received on common shares. We conduct all our business through AMLI, L.P. and its subsidiaries and affiliates.

        Our executive offices are located at 125 South Wacker Drive, Suite 3100, Chicago, Illinois 60606 and our telephone number is (312) 443-1477. In addition, we maintain regional offices in Atlanta, Dallas, Indianapolis and Kansas City.

Recent Developments

        The following information for the quarter and six months ended June 30, 2003 has been derived from our preliminary unaudited results of operations:

Second Quarter 2003
Unaudited Financial Results

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(in thousands, except per share amounts)
Revenues	$29,401	$30,254	$58,551	$59,526
Expenses	25,083	23,478	50,154	46,089
Earnings from Operations	4,318	6,776	8,397	13,437
Net Earnings	2,928	7,291	6,636	13,951
Net Earnings Attributable to Common Shares	948	5,345	2,675	9,923
Net Earnings per diluted Common Share	0.06	0.29	0.16	0.54

        We have entered into an agreement in principle to acquire from Endowment Realty Investors II, or ERI, a private REIT managed by Commonfund Realty, the interests we do not already own in three apartment communities. ERI owns a 75% interest in each of AMLI at Regents Crest (476 units) and AMLI Creekside (224 units), located in Overland Park, Kansas and a 60% interest in AMLI at Castle Creek (276 units), located in Indianapolis, Indiana. We expect to pay approximately $57 million for the ERI interests in the three luxury apartment communities. Closings of these purchases are expected to take place shortly after the date of this prospectus supplement. However, we cannot assure you that these acquisitions will be consummated on these terms, if at all.

        We are also in discussions with other venture partners of ours regarding the potential acquisition of their interests in joint venture apartment communities. However, we cannot assure you that these discussions will lead to definitive agreements to purchase any joint venture interests or that any acquisition of such interests will be consummated.

THE OFFERING

Common shares offered by us	2,100,000 shares
Common shares to be outstanding after this offering	19,033,140 shares
Use of proceeds	We intend to use the net proceeds from this offering to:
•
fund the purchase of partnership interests held by our venture partners in three apartment communities, as described in the section of this prospectus supplement entitled "The Company—Recent Developments;"
• fund future acquisition and development activity and for general corporate purposes; and
• pay down the outstanding balance on our revolving credit facility.
New York Stock Exchange symbol	AML

        The number of common shares to be outstanding after this offering is based upon 16,933,140 shares outstanding as of August 6, 2003. This number excludes:

  •
  3,545,993 common shares reserved for issuance upon exchange of issued OP Units; and

  •
  2,506,758 common shares reserved for issuance on the exercise of options which we have granted and which are outstanding on August 6, 2003, 852,833 of which are currently exercisable.

        Unless we specifically state otherwise, the information in this prospectus supplement does not take into account the sale of up to 315,000 common shares that the underwriters have the option to purchase from us to cover over-allotments.

SUMMARY FINANCIAL DATA

        We are providing the following summary financial data to aid you in your analysis of the financial aspects of AMLI. You should read this information in conjunction with our consolidated financial statements and the related notes contained in our annual, quarterly and other reports that we have filed with the Securities and Exchange Commission and incorporated by reference herein.

        The following summary financial data for each year has been derived from our audited historical consolidated financial statements. The following summary financial data for the three months ended March 31, 2003, and 2002, has been derived from our unaudited historical consolidated financial statements.

	Three Months ended March 31,		Year ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(in thousands, except share and property information)
Operating Data:
Total revenue (a)	$29,150	$31,395	$124,864	$130,172	$131,746	$129,108	$117,353
Gains from sales of rental communities	—	—	20,189	23,296	50,180	21,158	3,621
Income from continuing operations before minority interest	4,079	6,661	25,144	50,058	87,859	59,165	32,669
Income from discontinued operations, net of minority interest	—	778	18,137	2,997	1,871	1,508	1,585
Net income	3,708	6,660	40,355	45,746	76,533	51,738	29,700
Net income attributable to common shares	1,727	4,578	32,366	38,791	69,476	44,457	24,825
Net income per common share—basic	$0.10	$0.26	$1.83	$2.18	$4.00	$2.63	$1.49
Net income per common share—diluted	$0.10	$0.26	$1.80	$2.12	$3.59	$2.46	$1.49
Balance Sheet Data:
Residential real estate, before accumulated depreciation	794,908	802,320	768,281	802,414	748,345	729,325	739,764
Investments in partnerships	193,356	187,327	197,517	184,270	166,569	107,518	72,150
Total assets	950,693	915,344	920,854	919,002	865,991	804,618	785,592
Total debt	457,950	405,126	421,554	399,309	385,981	369,541	367,370
Mandatorily redeemable convertible preferred shares	93,247	93,287	93,247	93,287	74,144	74,144	74,162
Minority interest	63,198	67,339	65,728	68,186	59,537	57,813	54,574
Shareholders' equity	298,308	327,658	302,128	330,277	325,795	282,897	268,692
OP Units owned by AMLI	20,812,100	22,135,659	20,720,250	22,115,368	21,324,504	20,971,138	20,880,155
Total OP Units	24,359,785	25,800,055	24,339,053	25,779,764	24,558,242	24,538,654	24,445,827
Other Data:
Cash dividends paid per common share	$0.48	$0.48	$1.92	$1.89	$1.86	$1.81	$1.76
Net cash flows from operating activities	11,642	10,143	59,640	57,985	53,080	62,503	47,175
Net cash flows from (for) investing activities	(20,700)	(7,637)	5,499	(39,390)	(21,259)	(22,014)	(121,935)
Net cash flows from (for) financing activities	9,496	(5,981)	(68,609)	(17,809)	(29,033)	(42,717)	73,630
Apartment homes (b)	12,582	12,569	12,044	12,569	12,191	12,715	14,278
Unconsolidated Partnerships:
Total revenue	$41,201	$40,615	$167,160	$166,593	$128,376	$92,084	$68,018
Residential real estate, before accumulated depreciation	1,390,803	1,263,378	1,402,502	1,243,786	1,173,863	795,779	576,807
Total assets	1,291,326	1,188,689	1,318,729	1,184,528	1,112,991	772,897	557,265
Total debt	584,171	491,696	589,284	489,912	471,753	320,355	263,520
Companys' share of debt	211,698	187,174	216,172	186,842	170,654	99,068	71,802
Apartment homes (b)	17,492	17,626	18,030	17,626	16,801	13,034	10,143

  (a)
  Includes discontinued operations.

  (b)
  Includes communities still under development at the end of the year.

RISK FACTORS

        Before making an investment in our common shares, you should carefully consider the following Risk Factors, in addition to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. If any of the following risks occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our securities could fall, and you may lose all or part of the money you paid to buy our securities.

We may not be able to maintain our shareholder distributions at their current level.

        We base the level of our cash distributions to shareholders on numerous assumptions and projections that we make regarding our future performance, any of which may prove to be incorrect, and our own decisions to reinvest rather than distribute available cash. Our assumptions and projections relate, among other things, to:

  •
  property occupancy;

  •
  the amount of future capital expenditures and expenses relating to our communities;

  •
  the level of leasing activity and future rental rates at our communities;

  •
  the strength of the real estate market in the areas in which we own communities; and

  •
  competition in the markets in which we own communities.

        While we expect to maintain or increase our current level of distributions over time, we cannot guarantee that we will be able to do so.

We would incur adverse tax consequences if we fail to qualify as a REIT.

        If we fail to qualify as a REIT we will incur substantial additional tax liabilities. We intend to operate so as to qualify as a REIT for federal income tax purposes, but we do not intend to request a ruling from the Internal Revenue Service that we do in fact qualify as a REIT. We have received an opinion from our legal counsel that we are organized in conformity with the requirements for qualification as a REIT beginning with our taxable year ended December 31, 1994 and that our actual and proposed method of operation that we have described to our counsel will enable us to continue to satisfy the requirements for REIT qualification. Our counsel's opinion, however, is not binding on the Internal Revenue Service and is based on our representations as to factual matters and on our counsel's review and analysis of existing law, which includes no controlling precedent.

        If we were to fail to qualify as a REIT for any taxable year, we would not be permitted to deduct the amount we distribute to shareholders from our taxable income and we would be subject to federal income tax, including any alternative minimum tax, on our taxable income at regular corporate tax rates. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our shareholders, which in turn could have an adverse impact on the value of, and trading prices for, our shares. Unless entitled to relief under certain provisions of the Internal Revenue Code of 1986, as amended, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which our REIT qualification was lost. Our board of trustees is authorized to revoke our REIT election at any time in response to future economic, market, legal, tax or other considerations.

We may need to borrow funds to meet our REIT minimum distribution requirements.

        To qualify as a REIT, we are generally required to distribute at least 90% of our annual net taxable income, excluding any net capital gain, to our shareholders. In addition, if we fail to distribute during each calendar year at least the sum of (a) 85% of our ordinary income for such year, (b) 95% of our capital gain net income for such year, and (c) any of our undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (i) the amounts actually distributed, plus (ii) retained amounts on which corporate level tax is paid by us.

        We derive our income primarily from our share of AMLI, L.P.'s income and the cash available for distribution to our shareholders comes primarily from cash distributions from AMLI, L.P. We may have to borrow funds to meet the distribution of taxable income test described above and thereby avoid being required to pay the non-deductible excise tax referred to above. This is due to differences in timing between when we actually receive cash income and pay deductible expenses and when the income and expenses are included in our taxable income.

Dividends payable by REITs do not qualify for the reduced tax rates under recently enacted tax legislation.

        Recently enacted tax legislation generally reduces the maximum tax rate for dividends payable by individuals to 15% through 2008. Dividends payable by REITs, however, generally continue to be taxed at the normal rate applicable to the individual recipient, rather than the preferential rates applicable to other dividends. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common shares.

We can change our financing, investment, distribution and other business policies without your approval.

        Our board of trustees establishes our financing, investment, distribution and other business policies based on management's recommendations and our board of trustees' evaluation of business and general economic conditions and other relevant factors. Our board of trustees may change these policies without your consent.

Our business consists primarily of acquiring, developing and operating real estate and is therefore subject to real estate investment and operating risks.

        Real property investments are subject to varying degrees of risk. Several factors may adversely affect the economic performance and value of our properties. These factors include changes in the national, regional and local economic climate, local conditions such as an oversupply of properties or a reduction in demand for our properties, the attractiveness of our properties to residents, competition from other available property owners and changes in market rental rates. Our performance depends on our ability to collect rent from residents and to pay for adequate maintenance, insurance and other operating costs, including real estate taxes, which could increase over time. Also, the expenses of owning and operating a property are not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the property.

        Resident defaults may reduce our income and cash flow. If a significant number of residents fail to meet their lease obligations, our revenues and cash flow will decrease and we may be unable to make expected distributions to our shareholders. Defaulting residents may seek bankruptcy protection, which could result in payment delays or in the rejection and termination of the residents' leases. This would reduce our income, cash flow and amounts available to distribute to our shareholders.

The geographic concentration of our residential communities and fluctuations in local markets may adversely impact our financial conditions and results of operations.

        We derived significant amounts of rental revenues for the year ended December 31, 2002 and the six months ended June 30, 2003 from communities concentrated in Atlanta, Georgia and Dallas, Texas. As a result of this geographic concentration, if a local community market performs poorly, the income from the communities in that market could decrease. The performance of the economy in each of these areas affects occupancy, market rental rates and expenses and, consequently impacts the income generated from the communities and their underlying values. Economic downturns in the local markets in which we own communities could have a negative impact on our financial condition and results form operations.

We may be adversely affected by increases in real estate operating costs.

        If our properties do not generate revenues sufficient to meet our operating expenses, including debt service and other capital expenditures, we may have to borrow additional amounts to cover our fixed costs, and our cash flow and ability to make distributions to shareholders may be adversely affected.

        Residential communities are subject to increases in operating expenses such as maintenance, insurance and administrative costs, and other general costs associated with security, landscaping, repairs and maintenance. If operating expenses increase, competition in the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates.

We are subject to real estate financing risks.

        Potential adverse effects of the costs of and possible difficulties in obtaining debt financing may adversely affect our cash flows and distributions to shareholders. As a result of, among other things, the annual income distribution requirements applicable to REITs under the Internal Revenue Code, we rely to a significant extent on borrowings to fund acquisitions, capital expenditures and other items and expect to continue to do so. We are therefore subject to real estate and general financing risks, including changes from period to period in the availability of financing, the risk that our cash flow may not cover both required debt service payments and distributions to our shareholders, and the risk that we will not be able to refinance existing indebtedness or that the refinancing terms will be unfavorable. If we do not make mortgage payments, the community or communities subject to the mortgage indebtedness could be foreclosed upon by or transferred to the lender.

Rising interest rates will generally increase our borrowing costs.

        We have a bank credit facility that permits us to borrow up to $200 million for community acquisitions and other purposes that provides for interest at variable rates, and we may incur additional variable rate indebtedness in the future. Variable-rate debt creates higher debt service requirements if market interest rates increase, which would adversely affect our cash flow and the amounts available to distribute to our shareholders.

We may encounter significant delays in renewing leases or re-letting vacant apartment homes and resulting losses of income.

        When leases of apartment homes in our communities expire, the leases may not be renewed, the related apartment home may not be re-let promptly or the terms of renewal or re-letting, may be less favorable than the terms of the expiring leases. If we are unable to promptly renew the leases or re-let the units or if the rental rates upon renewal or re-letting are significantly lower than expected rates, then our results of operations and financial condition would be adversely affected. Consequently, our cash flow and ability to make distributions to shareholders would be reduced.

We may not be able to meet our targeted levels of leasing activity, acquisitions and development due to the highly competitive nature of the residential community markets.

        Numerous residential communities compete with our communities in attracting residents to lease apartment homes and additional communities can be expected to be built in the markets in which our communities are located. The number and quality of competitive communities in a particular area will have a material effect on our ability to lease apartment homes at our existing communities or at newly acquired communities and on the rents charged.

Our estimates of current and future business conditions may be inaccurate.

        In formulating our annual business plans, we make estimates of turnover re-letting costs that take into consideration our views of both current and expected future business conditions in our markets. Our estimates may prove to be inaccurate. If we are unable promptly to re-let or renew the leases for all or a substantial portion of our apartment homes, if the rental rates upon the renewal or re-letting are significantly lower than expected rates or if our cost estimates prove inadequate, then our cash flow and ability to make expected distributions to shareholders may be adversely affected.

We may incur significant environmental remediation costs or liabilities.

        As an owner and operator of real properties, we are subject to various federal, state and local environmental laws, ordinances and regulations that impose liability on current and previous owners and operators of real property for the costs of removal or remediation of hazardous or toxic substances on, under or in the property. Some of these laws impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of hazardous substances at the disposal or treatment facility, whether or not the facility is or ever was owned or operated by the person. In addition, the presence of hazardous or toxic substances, or the failure to remediate the property properly, may adversely affect the owner's ability to borrow using the real property as collateral.

        Environmental laws and common law principles could be used to impose liability for release into the air of, and exposure to, hazardous substances, including asbestos-containing materials, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to the released hazardous substances. As an owner of real properties, we could be liable for these types of costs.

        Over the past few years, there have been an increasing number of lawsuits against owners and managers of properties other than us alleging personal injury and property damage caused by the presence of mold in residential real estate. Some of these lawsuits have resulted in substantial monetary damages or settlements. Insurance carriers have reacted to these liability awards by excluding mold related claims from standard policies and pricing mold endorsements at prohibitively high rates.

        We cannot be assured that any prior owner of any of our properties did not create a material environmental condition not known to us, or that a material environmental condition does not otherwise exist as to any one or more of our properties.

We may be adversely affected by changes in laws.

        Our communities are subject to various federal, state and local regulatory requirements, including state and local fire and life-safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. We believe that our communities are in material compliance with all current regulatory requirements. However, new requirements may be imposed that would require us to make significant unanticipated expenditures and that could have an adverse effect on our cash flow and ability to make expected distributions to our shareholders.

Insurance coverage is becoming more expensive and more difficult to obtain.

        The current insurance market is characterized by rising premium rates, increased deductibles, and more restrictive coverage language. Recent developments have resulted or are expected to result in significant increases in our insurance premiums and have made or are expected to make it more difficult to obtain certain types of insurance. Insurance policy coverage continues to narrow. Furthermore, we may not be able to purchase policies in the future with deductibles similar to those previously available to us. Continued deterioration in insurance marketplace conditions may have a negative impact on our operating results.

We could be adversely affected if hazard losses on our communities exceed the amount of our insurance coverage or are not covered by insurance.

        We carry commercial general liability insurance, standard "all-risk" property insurance, flood and rental loss insurance with respect to our properties with policy terms and conditions customarily carried for similar communities. We believe that our current insurance coverage is adequate. However, our insurance is subject to normal limitations on the amounts of coverage and some types of losses may be uninsurable or may only be insurable at a cost that we believe outweighs the value of obtaining insurance. Should an uninsured loss or a loss in excess of the amount of our insurance coverage occur, we could lose the capital invested in a property, as well as the anticipated future revenue from that community, and we would continue to be obligated on any mortgage indebtedness or other obligations related to the community.

We are subject to laws benefiting disabled persons, which may result in our incurring unanticipated expenses.

        Our apartment communities must comply with Title III of the Americans with Disabilities Act, or the ADA, to the extent that the apartment communities are or contain public accommodations and/or commercial facilities as defined by the ADA. The ADA does not consider apartment communities to be public accommodations or commercial facilities, except for portions of the facilities which are open to the public, such as the leasing office. Noncompliance could result in the imposition of fines or an award of damages to private litigants. We believe our apartment communities comply with the present requirements under the Americans with Disabilities Act and applicable state laws. However, we cannot assure you that we will not incur unanticipated expenses to comply with the ADA.

Equity real estate investments are relatively illiquid which could adversely affect our business.

        The relative illiquidity of our real estate investments may limit our ability to adjust our community portfolio to respond to market changes. In addition, the Internal Revenue Code limits a REIT's ability to sell certain types of communities held for fewer than four years, which may affect our ability to sell communities without adversely affecting returns to common shareholders. These factors will tend to limit our ability to vary our portfolio promptly in response to changes in market or general economic or other conditions.

New acquisitions or developments may fail to perform as expected and competition for acquisitions may result in increased prices for communities.

        We intend to continue to selectively acquire and develop new communities. Newly acquired or developed communities may fail to perform as expected. We may underestimate the costs necessary to bring an acquired community up to standards established for its intended market position or to develop a community. Additionally, we expect that other major real estate investors and significant capital will compete with us for attractive investment opportunities or may also develop communities in markets where we focus our development efforts. This competition may increase prices for communities. We may not be in a position or have the opportunity in the future to make suitable community acquisitions on favorable terms.

We may suffer losses from our development and construction activities.

        We intend to grow through the selective development and construction of communities, including build-to-suit communities and speculative development, as suitable opportunities arise. The risks associated with real estate development and construction activities include the following:

  •
  we may find it necessary to abandon development project activities after expending significant resources to determine their feasibility;

  •
  the construction cost of a project may exceed original estimates;

  •
  occupancy rates and rents at a newly completed community may not be sufficient to make the community profitable;

  •
  financing may not be available on favorable terms for development of a community;

  •
  the construction and lease up of a community may not be completed on schedule, resulting in increased debt service and construction costs; and

  •
  we may fail to obtain, or may experience delays in obtaining, necessary zoning, land-use, building occupancy and other required governmental permits and authorizations.

        These risks may reduce the funds available for distribution to our shareholders. Further, the development of communities is also subject to the general risks associated with real estate investments.

Provisions of our Declaration of Trust and Bylaws, and our Shareholder Rights Plan, may discourage acquisition proposals and attempts to change our board of trustees.

        Our Declaration of Trust generally prohibits any person from owning more than 5% of our outstanding shares. To remain qualified as a real estate investment trust, or REIT, for federal income tax purposes under the federal Internal Revenue Code, five or fewer persons cannot own or be deemed to own more than 50% in value of our outstanding shares at any time during the last half of any taxable year, other than our first taxable year. To preserve our qualification as a REIT, our Declaration of Trust provides that, subject to specified exceptions, no person may own more than 5% in number or value of our issued and outstanding shares of beneficial interest. Our board of trustees has the power to exempt a proposed transferee from this ownership limit based on an Internal Revenue Service ruling, an opinion of counsel or other satisfactory evidence that the proposed ownership of common shares by the transferee would not result in the termination of our REIT status. If the proposed transfer would violate the ownership limit, the transfer will be void. This ownership limit may delay, defer or prevent a transaction or a change in control which could involve an offer for your shares that is above the then prevailing market price or that you may for other reasons consider to be in your best interest.

Staggered elections of trustees lengthen the time needed to elect a majority of our board of trustees which could discourage or prevent a change of control.

        Our board of trustees is divided into three classes, with only one class being elected each year. These staggered terms may lengthen to two years the time needed to change a majority of the members of our board of trustees and may thereby delay or prevent an acquisition of control of AMLI.

Our duties to our shareholders may conflict with our duties to the partners of AMLI, L.P.

        As the general partner of AMLI, L.P., we owe fiduciary duties to AMLI, L.P.'s limited partners. Discharging these fiduciary duties could conflict with our shareholders' interests. Pursuant to AMLI, L.P.'s limited partnership agreement, the limited partners have acknowledged that we are acting both on behalf of our shareholders and, in our capacity as general partner of AMLI, L.P., on behalf of the limited partners. The limited partners have further agreed in the partnership agreement that we are under no obligation to consider the separate interests of the limited partners in deciding whether to cause AMLI, L.P. to take, or to decline to take, any actions.

Increases in market interest rates may adversely affect the market price of our common shares.

        One of the factors that influence the market price of our common shares is the annual rate of distributions that we pay on the common shares, as compared with market interest rates. An increase in market interest rates may lead purchasers of REIT shares to demand higher annual distribution rates, which could adversely affect the market price of the common shares unless we are able to increase our distributions on outstanding common shares and elect to do so.

Shares that become available for future sale may adversely affect the market price of our common shares.

        Substantial sales of common shares, or the perception that substantial sales of common shares may occur, could adversely affect the prevailing market prices of the common shares. Following this offering, we will have 19,033,140 outstanding common shares. In addition, we may acquire additional properties in exchange for units of limited partnership interest in AMLI, L.P. that will be exchangeable for our common shares unless we exercise our right to purchase the units for cash instead of issuing our common shares. We are not able to assess the extent to which perceptions of possible future sales of any of the above described common shares have affected the prevailing market prices of the common shares to date or may do so from time to time in the future.

We depend on our key personnel.

        Our success depends on our ability to attract and retain the services of executive officers, senior officers and company managers. There is substantial competition for qualified personnel in the real estate industry and the loss of several of our key personnel could have an adverse effect on us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management's judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "plan," "expect," "anticipate," "estimate," "predict," "intend," "potential" or "continue" or the negative of these terms or other words of similar import, although some forward-looking statements are expressed differently. All statements other than statements of historical fact included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we cannot guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including:

  •
  local real estate conditions;

  •
  construction delays due to the unavailability of construction materials;

  •
  weather conditions or other delays beyond our control; and

  •
  general economic conditions.

        You should also consider carefully the statements set forth in the section entitled "Risk Factors" of this prospectus supplement, as well as any cautionary language in this prospectus supplement, the accompanying prospectus and in the documents we have incorporated by reference herein, which address these and additional factors that could cause results or events to differ from those set forth in the forward-looking statements. All such forward-looking statements should be regarded solely as reflections of our current operating and development plans and estimates. These plans and estimates are subject to revision from time to time as additional information becomes available, and actual results may differ from those indicated in the referenced statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

        We have no plans to update these forward-looking statements.

USE OF PROCEEDS

        We expect our net proceeds from the sale of common shares in this offering, after paying underwriting discounts and transactional expenses, to be approximately $50.5 million, or $58.1 million if the underwriters exercises its over-allotment option in full. We expect to use the net proceeds of this offering to purchase the limited partnership interests held by our venture partners in AMLI at Castle Creek, L.P., AMLI at Creekside, L.P. and AMLI at Regents Crest, L.P. for an aggregate purchase price of approximately $57.0 million, as described in the section of this prospectus supplement entitled "The Company—Recent Developments." However, the consummation of these transactions is subject to some risks and uncertainties, and we cannot assure you that these transactions will be consummated. We expect to use the balance of the net proceeds, if any, to fund future acquisition and development activity and for general corporate purposes. To the extent the net proceeds of this offering are not sufficient to fully fund the acquisitions described above, we expect to use available cash or borrowings under our revolving credit facility to fund any remaining amount. Borrowings under our revolving credit facility as of August 6, 2003 bore interest at 2.1% per annum.

        Pending application of the net proceeds as set forth above, the net proceeds will be used to pay down outstanding balances on our revolving credit facility or invested in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with our intention to qualify for taxation as a REIT. Such investments may include, for example, obligations of the Government National Mortgage Association, government and government agency securities, certificates of deposit, commercial paper, money market funds that invest in government securities and interest-bearing bank deposits.

PRICE RANGE OF COMMON SHARES AND DIVIDEND POLICY

        Our common shares trade on the New York Stock Exchange under the symbol "AML." The following table sets forth, for each of the periods indicated, the quarterly high and low sales prices per common share as reported by the NYSE and the distributions declared during such period.

	High	Low	Distributions Declared (1)
2001
First Quarter	$25.19	$21.00	$0.47
Second Quarter	$24.60	$21.75	$0.47
Third Quarter	$24.90	$22.80	$0.48
Fourth Quarter	$25.79	$22.30	$0.48
2002
First Quarter	$26.00	$23.40	$0.48
Second Quarter	$26.98	$24.07	$0.48
Third Quarter	$26.00	$19.40	$0.48
Fourth Quarter	$22.05	$18.84	$0.48
2003
First Quarter	$21.84	$19.82	$0.48
Second Quarter	$23.82	$20.98	$0.48
Third Quarter (through August 7, 2003)	$25.50	$23.33	$0.48

(1)
Distributions are paid in the same quarter in which they are declared. With respect to the third quarter of 2003, we declared a dividend of $0.48 on July 28, 2003 payable to shareholders of record on August 8, 2003 to be paid on August 19, 2003.

        On August 7, 2003, the last reported sale price of our common shares on the NYSE was $25.30 per share. On July 31, 2003, we had 312 shareholders of record.

        We intend to continue to pay regular quarterly distributions to holders of our common shares. The quarterly distribution rate of $0.48, if annualized, would equal an annual distribution rate of $1.92 per common share. The distribution for the quarter ended June 30, 2003 represented approximately 90.6% of our funds from operations for that quarter. On July 28, 2003, our board of trustees declared its regular quarterly distribution of $0.48 per common share payable to shareholders of record as of August 8, 2003. Although we intend to maintain this current distribution rate, future distributions will be at the discretion of our board of trustees and will depend on our actual funds from operations, our financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code and such other factors as our board of trustees deems relevant.

CAPITALIZATION

        The following table shows our actual capitalization on March 31, 2003, and our as adjusted capitalization, as of March 31, 2003, giving effect to the completion of this offering and our estimated offering expenses. The information set forth below should be read in conjunction with the financial statements and notes thereto included elsewhere and incorporated by reference in this prospectus supplement and in the accompanying prospectus.

	March 31, 2003
	Historical	As Adjusted
	(in thousands)
Debt	$457,950	$457,950
Mandatorily redeemable convertible preferred shares	93,247	93,247
Minority interest	63,198	65,268
Shareholders' Equity:
Common shares of beneficial interest, $0.01 par value per share, 145,375,000 authorized, 16,787,100 issued and outstanding (18,887,100 as adjusted)	168	189
Series A cumulative convertible preferred shares of beneficial interest, $0.01 par value per share, 1,500,000 authorized, 100,000 issued and outstanding (100,000 as adjusted)	1	1
Additional paid-in capital	325,721	374,130
Employee and trustee notes	(6,440)	(6,440)
Accumulated other comprehensive loss	(2,786)	(2,786)
Distributions in excess of net income	(18,356)	(18,356)

Total shareholders' equity	$298,308	$346,738

Total capitalization	$912,703	$963,203

        The number of common shares outstanding as shown in the actual and as adjusted columns above exclude the following:

  •
  3,547,685 common shares reserved for issuance upon exchange of issued OP Units; and

  •
  2,741,591 common shares reserved for issuance on the exercise of options which we have granted and which were outstanding on March 31, 2003, 1,087,666 of which are currently exercisable.

DILUTION

        Our net tangible book value on March 31, 2003, was $361.5 million, or approximately $17.78 per common share. Net tangible book value per common share is equal to total assets minus the sum of liabilities and intangible assets divided by the total number of shares outstanding.

        Net tangible book value dilution per common share to new investors represents the difference between the amount per common share paid by purchasers of common shares in this offering and the net tangible book value per common share immediately after completion of this offering. After giving effect to the sale of 2,100,000 common shares in this offering at a public offering price of $24.40 per share and after deducting estimated underwriting discounts and commissions and our estimated offering expenses, our net tangible book value as of March 31, 2003, would have been $18.36 per common share. This amount represents an immediate increase in net tangible book value to existing shareholders of $0.58 per common share and an immediate and substantial dilution in net tangible book value of $6.04 per common share to purchasers of common shares in this offering, as illustrated in the following table:

Price per common share (1)		$24.40
Tangible book value per common share as of March 31, 2003	$17.78
Increase in net tangible book value per common share attributable to this offering	$0.58

Net tangible book value per common share as of March 31, 2003, after giving effect to this offering		18.36

Dilution per common share		$6.04

(1)
Before deducting underwriters' discounts and estimated expenses of this offering.

        In the discussion and table above, we assume the exchange of all outstanding exchangeable OP Units of AMLI, L.P. which are exchangeable into our common shares at any time on a one-for-one basis. Additionally, we assume no exercise of outstanding options to purchase our common shares. As of March 31, 2003, there were outstanding options to purchase a total of 2,741,591 common shares, at a weighted average exercise price of $21.91 per share. To the extent outstanding options have been and will be exercised, there will be further dilution to new investors.

FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the federal income tax consequences to us and our shareholders of our treatment as a REIT. Since these provisions are highly technical and complex, each prospective purchaser of the common shares is urged to consult his or her own tax advisor with respect to the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the common shares.

        Based upon certain of our representations, in the opinion of Mayer, Brown, Rowe & Maw LLP, our counsel, beginning with our taxable year ended December 31, 1994, we have been organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and our actual and proposed method of operation described in this prospectus supplement and as represented by management has enabled and will continue to enable us to satisfy the requirements for qualification and taxation as a REIT. This opinion is conditioned upon representations made by us as to factual matters relating to our organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date hereof. Our qualification and taxation as a REIT will depend on our ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of share ownership, the various qualification tests imposed under the Internal Revenue Code discussed below. Mayer, Brown, Rowe & Maw LLP will not review compliance with these tests on a continuing basis. No assurance can be given that we will satisfy these tests on a continuing basis.

        In brief, if certain detailed conditions imposed by the REIT provisions of the Internal Revenue Code are met, entities such as us that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT taxable income" that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation", at both the corporate and shareholder levels, that generally results from the use of corporations. However, as discussed in greater detail below, such an entity remains subject to tax in specified circumstances even if it qualifies as a REIT.

        If we fail to qualify as a REIT in any year, however, we will be subject to federal income taxation as if we were a domestic corporation, and our shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, we could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to our shareholders would be reduced or eliminated.

        Our board of trustees believes that we have been organized and operated and currently intends that we will continue to operate in a manner that permits us to qualify as a REIT. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a REIT depends on our continuing to satisfy numerous asset, income, distribution and shareholder diversification tests described below, which in turn will be dependent in part on our operating results.

        The following summary is based on the Internal Revenue Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, subsequent changes to any of which may affect the tax consequences described in this section, possibly on a retroactive basis. The following summary is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to various types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

Taxation of the Company

        General.    In any year in which we qualify as a REIT, we will not, in general, be subject to federal income tax on that portion of our REIT taxable income or capital gain which is distributed to shareholders.

We may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain that is not distributed. To the extent that we elect to retain and pay income tax on our net long-term capital gain, shareholders are required to include their proportionate share of our undistributed long-term capital gain in income but receive a credit for their share of any taxes paid on the gain by us.

        Notwithstanding our qualification as a REIT, we may also be subject to taxation in other circumstances. If we should fail to satisfy either the 75% or the 95% gross income test, as discussed below, and nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on the greater of the amount by which we fail to satisfy either the 75% test or the 95% test, multiplied by a fraction intended to reflect our profitability. We will also be subject to a tax of 100% on net income from any "prohibited transaction," as described below, and if we have net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax on the income from foreclosure property at the highest corporate rate. We will also be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest paid to us by any of our "taxable REIT subsidiaries" that would be reduced through reapportionment under section 482 of the Internal Revenue Code in order to more clearly reflect income of a taxable REIT subsidiary. A taxable REIT subsidiary includes any corporation for which a joint election has been made by a REIT and such corporation to treat such corporation as a taxable REIT subsidiary with respect to such REIT. See "Other Tax Considerations—Investments in Taxable REIT Subsidiaries." In addition, if we should fail to distribute during each calendar year at least the sum of:

  (1)
  85% of our REIT ordinary income for the year;

  (2)
  95% of our REIT capital gain net income for the year, other than capital gains we elect to retain and pay tax on as described below; and

  (3)
  any undistributed taxable income from prior years,

we would be subject to a 4% excise tax on the excess of the required distribution over the sum of (i) the amounts actually distributed, plus (ii) retained amounts on which corporate level tax is paid by us.

        A REIT is permitted to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with our annual report for the taxable year, such amount of undistributed net long-term capital gains it received during the taxable year, which our shareholders are to include in their taxable income as long-term capital gains. Thus, if we made this designation, our shareholders would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by us and we would have to pay the tax on such gains within 30 days of the close of our taxable year. Each of our shareholders would be deemed to have paid the shareholder's share of the tax paid by us on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his shares by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax we paid. We may also be subject to the corporate "alternate minimum tax," as well as tax in various situations and on some types of transactions not presently contemplated. We will use the calendar year both for federal income tax purposes and for financial reporting purposes.

        In order to qualify as a REIT, we must meet, among others, the following requirements:

        Share Ownership Test.    Our shares must be held by a minimum of 100 persons for at least 335 days in each taxable year, or a proportional number of days in any short taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of our shares (taking into account options to acquire shares) may be owned, directly or indirectly and by applying constructive ownership rules, by five or fewer individuals, which for this purpose includes some tax-exempt entities. Any shares held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actual interest in such trust rather than by such trust. If we comply with the Treasury regulations for ascertaining our actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of our outstanding shares were held, actually or constructively, by five or fewer individuals, then we will be treated as meeting such requirement.

        In order to ensure compliance with the share ownership tests, our declaration of trust places restrictions on the transfer of our shares to prevent additional concentration of ownership. For more information, see "Description of Common Shares—Restrictions on Transfer" in the prospectus. We intend to enforce the 5% limitation on ownership of our shares to assure that our qualification as a REIT will not be compromised. Moreover, to evidence compliance with these requirements, Treasury regulations require that we maintain records which disclose the actual ownership of our outstanding shares of beneficial interest. In fulfilling our obligations to maintain records, we must and will demand written statements each year from the record holders of designated percentages of shares disclosing the actual owners of the shares as prescribed by Treasury regulations. A list of those persons failing or refusing to comply with the demand must be maintained as a part of our records. A shareholder failing or refusing to comply with our written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of our shares and other information.

        Asset Tests.    At the close of each quarter of our taxable year, we must satisfy several tests relating to the nature of our assets determined in accordance with generally accepted accounting principles. Where we invest in a partnership (such as AMLI, L.P.), limited liability company or trust taxed as a partnership or as a disregarded entity, we will be deemed to own a proportionate share of the partnership, limited liability company or trust's assets. In addition, when we own 100% of a corporation that is not a taxable REIT subsidiary, we will be deemed to own 100% of the corporation's assets. First, at least 75% of the value of our total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, government securities and qualified temporary investments. Second, although the remaining 25% of our assets generally may be invested without restriction, we are prohibited from owning securities representing more than 10% of either the vote or value of the outstanding securities of any issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary (the "10% vote and value test"). Further, no more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries and no more than 5% of the value of our total assets may be represented by securities of any non-government issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary (the "20% and 5% asset tests"). We currently have two taxable REIT Subsidiaries (AMLI Management Company and AMLI Institutional Advisors, Inc.). We believe that the 10% vote and value test and the 20% and 5% asset tests on the date hereof should be satisfied. In rendering its opinion as to our qualification as a REIT, Mayer, Brown, Rowe & Maw LLP is relying on our representations with respect to the value of our shares and assets and our conclusion that we satisfy each of the 10% vote and value test and the 20% and 5% asset tests.

        Gross Income Tests.    There are two separate percentage tests relating to the sources of our gross income which must be satisfied for each taxable year. For purposes of these tests, where we invest in a partnership (such as AMLI, L.P.), limited liability company or trust taxed as a partnership or as a disregarded entity, we will be treated as receiving our pro rata share of the income and loss of the partnership or disregarded entity, and the gross income of the partnership or disregarded entity will retain the same character in our hands as it has in the hands of the partnership. In addition, when we own 100% of a corporation that is not a taxable REIT subsidiary, the corporation is treated as a disregarded entity and the same rule applies.

        1.    The 75% Test.    At least 75% of our gross income for the taxable year must be "qualifying income." Qualifying income generally includes:

    •
    rents from real property, except as modified below;

    •
    interest on obligations collateralized by mortgages on, or interests in, real property;

    •
    gains from the sale or other disposition of "non-dealer property," which means interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of our trade or business;

    •
    dividends or other distributions on shares in other REITs, as well as gain from the sale of REIT shares;

    •
    abatements and refunds of real property taxes;

    •
    income from the operation, and gain from the sale, of "foreclosure property," which means property acquired at or in lieu of a foreclosure of the mortgage collateralized by the property;

    •
    commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property; and

    •
    certain qualified temporary investment income attributable to the investment of new capital received by us in exchange for our shares during the one-year period following the receipt of the capital.

Rents received by AMLI, L.P. from a tenant will not qualify as rents from real property in satisfying the 75% gross income test described above, or the 95% gross income test described below, if we, or a 10% owner of us, directly or constructively owns 10% or more of the tenant, unless the tenant is one of our taxable REIT subsidiaries and certain other requirements are met. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property or as interest income for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rent from real property, we generally must not operate or manage the property or furnish or render services to residents, other than through a taxable REIT subsidiary or an "independent contractor" from whom we derive no income, except that we may provide services that are "usually or customarily rendered" in connection with the rental of multifamily units for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience." A REIT is permitted to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed one percent of all amounts received or accrued by the REIT directly or indirectly from the property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service or providing the management or operation.

        2.    The 95% Test.    In addition to deriving 75% of our gross income from the sources listed above, at least 95% of our gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of shares or other securities that are not dealer property. Dividends, other than on REIT shares, and interest on any obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. In addition, payments to us under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by us to hedge indebtedness incurred or to be incurred, and any gain from the sale or other disposition of these instruments, are treated as qualifying income for purposes of the 95% test, but not for purposes of the 75% test.

        We believe that, for purposes of both the 75% and the 95% gross income tests, our investment in the communities and the co-investment communities through AMLI, L.P. will, in major part, give rise to qualifying income in the form of rents from real property, and that gains on the sales of the communities and the co-investment communities, or our interest in AMLI, L.P., generally will also constitute qualifying income.

        AMLI Management Company receives and anticipates continuing to receive fee income in consideration of the performance of property management and other services with respect to properties not owned by us or AMLI, L.P. and receives and anticipates continuing to receive fee income in consideration of the performance of general contracting and construction management services. AMLI Institutional Advisors receives and anticipates continuing to receive fee income for providing investment advisory services. Substantially all the income derived by us from these service companies will be in the form of dividends and interest on the securities of each of the service companies owned by AMLI, L.P. The dividends and interest income will satisfy the 95% gross income test, but not the 75% gross income test, as discussed above.

        For purposes of determining whether we comply with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property, excluding foreclosure property, unless the property is held by us for at least four years and certain other requirements relating to the number of properties sold in a year, their tax bases, and the cost of improvements made thereto are satisfied. For more information, see "—Taxation of the Company—General."

        Even if we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under provisions of the Internal Revenue Code. These relief provisions will generally be available if:

    •
    our failure to comply was due to reasonable cause and not to willful neglect;

    •
    we report the nature and amount of each item of income included in the income tests on a schedule attached to our tax return; and

    •
    any incorrect information on this schedule is not due to fraud with intent to evade tax.

If these relief provisions apply, however, we will nonetheless be subject to a 100% tax upon the greater of the amount by which we fail either the 75% or 95% gross income test for that year multiplied by a fraction intended to reflect our profitability.

        Annual Distribution Requirements.    In order to qualify as a REIT, we are required to make distributions, other than capital gain dividends, to our shareholders each year in an amount at least equal to

  •
  90% of our REIT taxable income, computed without regard to the dividends paid deduction and REIT net capital gain, plus

  •
  90% of our net income after tax, if any, from foreclosure property, minus

  •
  the sum of some items of excess non-cash income.

        These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid on or before the first regular dividend payment after that declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90% but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

        We intend to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing our REIT taxable income on the other hand. To avoid any problem with the 90% distribution requirement, we will closely monitor the relationship between our REIT taxable income and cash flow and, if necessary, we intend to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

        Distributions must generally be made during the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. Second, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared.

        If we fail to meet the 90% distribution requirement as a result of an adjustment to our tax return by the Internal Revenue Service, we may retroactively cure the failure by paying a "deficiency dividend," plus applicable penalties and interest, within a specified period.

        Failure to Qualify.    If we fail to qualify for taxation as a REIT in any taxable year and relief provisions do not apply, we will be subject to tax, including applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify as a REIT will not be deductible by us, nor generally will they be required to be made under the Internal Revenue Code. In that event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from reelecting taxation as a REIT for the four taxable years following the year during which qualification was lost.

Taxation of our Shareholders

        Taxation of Taxable Domestic Shareholders.    As long as we qualify as a REIT, distributions made to our taxable domestic shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations. With limited exceptions, dividends received from REITs are not eligible for taxation at the preferential income tax rates for qualified dividends received by individuals from taxable C corporations pursuant to the Jobs and Growth Tax Relief Reconciliation Act of 2003. See "Other Tax Considerations—New Tax Law" discussion below. Distributions and undistributed amounts that are designated as capital gain dividends will be taxed as long-term capital gains, to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. To the extent that we make distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's shares by the amount of the distribution, but not below zero, with distributions in excess of the shareholder's tax basis taxable as capital gains, if the shares are held as a capital asset. In addition, any dividend declared by us in October, November or December of any year and payable to a shareholder of record on a specific date in those months shall be treated as both paid by us and received by the shareholder on December 31 of that year, provided that the dividend is actually paid by us during January of the following calendar year. Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Federal income tax rules may also require that minimum tax adjustments and preferences be apportioned to our shareholders.

        In general, any loss upon a sale or exchange of our shares by a shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss, to the extent of distributions from us that were required to be treated by the shareholder as long-term capital gains.

        Gain from the sale or exchange of shares held for more than one year is taxed at a maximum capital gain rate of 15% (until 2009 and then 20% to the extent there is no future Congressional action—see "Other Tax Considerations—New Tax Law" discussion below). Pursuant to Internal Revenue Service guidance, we may classify portions of our capital gain dividends as gains eligible for the 15% capital gains rate or as unrecaptured Internal Revenue Code section 1250 gain taxable at a maximum rate of 25%.

        Shareholders should consult their own tax advisor with respect to taxation of capital gains and capital gain dividends and with regard to state, local and foreign taxes on capital gains.

        Backup Withholding.    We will report to our domestic shareholders and to the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of applicable tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless the shareholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be credited against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us.

Other Tax Considerations

  Investments in Taxable REIT Subsidiaries

        Taxable REIT subsidiaries are subject to full corporate level taxation on their earnings, but are permitted to engage in certain types of activities, which cannot be performed directly by REITs without jeopardizing their REIT status. Taxable REIT subsidiaries are subject to limitations on the deductibility of payments made to the associated REIT which could materially increase the taxable income of the taxable REIT subsidiary and are subject to prohibited transaction taxes on certain other payments made to the associated REIT. We will be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest paid by any of our taxable REIT subsidiaries to us that would be reduced through reapportionment under Internal Revenue Code section 482 in order to more clearly reflect income of any taxable REIT subsidiary.

        Under the taxable REIT subsidiary provisions, any entity in which we own an interest that is treated as a corporation for tax purposes is allowed with us to jointly elect to be treated as a "taxable REIT subsidiary." In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of an entity treated as a corporation for tax purposes, that subsidiary will also be treated as our subsidiary.

        Both AMLI Management Company and AMLI Institutional Advisors are treated as taxable REIT subsidiaries. Both entities will pay federal and state income taxes at the full applicable corporate rates on its income prior to payment of any dividends. Each of the companies will attempt to minimize the amount of the taxes, but there can be no assurance whether or to the extent to which measures taken to minimize taxes will be successful.

  New Tax Law

        Pursuant to the Jobs and Growth Tax Relief Reconciliation Act of 2003, the maximum individual tax rate for long-term capital gains was reduced from generally 20% to 15% (for sales occurring after May 6, 2003 through December 31, 2008) and for dividends generally from 38.6% to 15% (for tax years from 2003 through 2008). Because REITs are not generally subject to federal income tax on the portion of their REIT taxable income or capital gains distributed to their stockholders, REIT dividends would generally not be eligible for the new 15% tax rate on dividends. As a result, ordinary REIT dividends would continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends would generally apply to:

  (1)
  long-term capital gains, if any, recognized on the disposition of REIT shares;

  (2)
  distributions from the REIT designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case such distributions would continue to be subject to a 25% tax rate);

  (3)
  dividends attributable to dividends received by the REIT from non-REIT corporations, such as taxable REIT subsidiaries; and

  (4)
  dividends to the extent attributable to income upon which the REIT has paid corporate income tax (e.g., to the extent that the REIT distributes less than 100% of its taxable income).

Without future congressional action, the maximum tax rate on long-term capital gains would return to 20% in 2009, and the maximum rate on dividends would move to 35% in 2009 and 39.6% in 2011.

        Possible Legislative or Other Actions Affecting Tax Consequences.    Prospective shareholders should recognize that the present federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in us, possibly on a retroactive basis.

        State and Local Taxes.    We and our shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of us and our shareholders may not conform to the federal income tax consequences discussed above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws on an investment in our common shares.

        You are advised to consult this prospectus supplement and the accompanying prospectus, as well as your tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of the common shares described in this prospectus supplement, including the federal, state, local, foreign, and other tax consequences of the purchase, ownership, sale and election and of potential changes in applicable tax laws.

  Taxation of foreign shareholders

        Distributions of cash generated by our real estate operations, but not by the sale or exchange of our properties, that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and the foreign shareholder files an Internal Revenue Service Form W-8BEN with us or unless the foreign shareholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is "effectively connected" income. Under applicable Treasury regulations, foreign shareholders generally have to provide the Internal Revenue Service Form W-8ECI or Form W-8BEN beginning January 1, 2000 and every three years thereafter unless the information on the form changes before that date. A foreign shareholder may seek a refund from the Internal Revenue Service if it is subsequently determined that a distribution was in excess of our current and accumulated earnings and profits.

        Distributions of proceeds attributable to the sale or exchange by of our U.S. real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, ("FIRPTA"). Under FIRPTA, gains are considered effectively connected with a U.S. trade or business of the foreign shareholder and are taxed at the normal graduated rates applicable to U.S. shareholders. Moreover, gains may be subject to branch profits tax in the hands of a shareholder that is a foreign corporation if it is not entitled to treaty relief or exemption. We are required by applicable Treasury regulations to withhold 35% of any distribution to a foreign person that could be designated by us as a capital gain dividend; this amount is creditable against the foreign shareholder's FIRPTA tax liability.

        We will qualify as a "domestically controlled real estate investment trust" so long as less than 50% in value of our shares are held by foreign persons, for example, nonresident aliens and foreign corporations, partnerships, trust and estates. It is currently anticipated that we will qualify as a domestically controlled real estate investment trust. Under these circumstances, gain from the sale of the shares by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with such person's U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for 183 days or more in such taxable year.

        The federal income taxation of foreign shareholders is a highly complex matter that may be affected by many other considerations. Accordingly, our foreign investors are particularly urged to consult their own tax advisors regarding the income and withholding tax considerations with respect to their investment in us.

UNDERWRITERS

        Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of common shares indicated below.

Name	Number of Shares
Morgan Stanley & Co. Incorporated	2,090,000
Legg Mason Wood Walker, Incorporated	10,000

Total	2,100,000

        The underwriters are offering the common shares subject to their acceptance of the common shares from us and subject to prior sale. The underwriting agreement provides that the obligation of the several underwriters to pay for and accept delivery of the common shares offered by this prospectus supplement and accompanying prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the common shares offered by this prospectus supplement if any such shares are purchased. However, the underwriters are not required to take or pay for the common shares covered by the underwriters' over-allotment option described below.

        The underwriters initially propose to offer part of the common shares directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $0.25 a share under the public offering price. After the initial offering of the common shares, the offering price and other selling terms may from time to time be varied by the representative.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 315,000 additional common shares at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the common shares offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to specified conditions, to purchase approximately the same percentage of the additional common shares as the number listed next to the underwriter's name in the preceding table bears to the total number of common shares listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to the public would be approximately $58.9 million and the total underwriters' discounts and commissions would be approximately $0.7 million. From time to time, the underwriters or their affiliates have provided, continue to and may in the future provide, investment banking and other financial services for us. The underwriters and their affiliates have received and may in the future receive customary fees for their services.

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of common shares offered by them.

        Our common shares are quoted on the New York Stock Exchange under the symbol "AML."

        We have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, on behalf of the underwriters, we will not, during the period ending 90 days after the date of this prospectus supplement:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of our common shares or any securities convertible into or exercisable or exchangeable for our common shares; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common shares,

whether any transaction described above is to be settled by delivery of common shares or such other securities, in cash or otherwise.

        The restrictions described in the immediately preceding paragraph do not apply to:

  •
  the sale of shares to the underwriters;

  •
  the issuance by us of common shares upon the exercise of options or the conversion of securities outstanding on the date hereof;

  •
  grants of employee or trustee options or issuances of common shares to employees or directors, in each case pursuant to the terms of a plan in effect on the date hereof; or

  •
  the issuance of OP Units in connection with the acquisition of property, directly or indirectly, by AMLI, L.P.

        Our officers and directors have agreed that they will not, without, in each case, the prior written consent of Morgan Stanley & Co. Incorporated, on behalf of the underwriters, during the period ending 90 days after the date of this prospectus supplement:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of our common shares or any securities convertible into or exercisable or exchangeable for our common shares; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common shares,

whether any transaction described above is to be settled by delivery of our common shares or other securities, in cash or otherwise.

        The restrictions described in the above paragraphs relating to our officers and directors do not apply to:

  •
  the sale of shares to the underwriters;

  •
  acquisitions of our common shares or other securities in the open market; or

  •
  the exercise of options issued under the AMLI Residential Properties Option Plan pursuant to the cashless exercise feature of that plan; provided, that common shares acquired pursuant to such exercise will be restricted as set forth in the preceding paragraph.

        In order to facilitate this offering of the common shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is "covered" if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of the common shares, the underwriters may bid for, and purchase, our common shares in the open market. Finally, the underwriters may reclaim selling concessions allowed to a dealer for distributing the common shares in this offering, if the underwriters repurchase previously distributed common shares to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common shares above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        A prospectus supplement or accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The underwriters may agree to allocate a number of shares for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to the underwriters that may make Internet distributions on the same basis as other allocations. Other than the prospectus supplement or accompanying prospectus in electronic format, the information on any of these websites and any other information contained on a website maintained by an underwriter is not part of this prospectus supplement or accompanying prospectus.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

LEGAL MATTERS

        Mayer, Brown, Rowe & Maw LLP will issue an opinion for us on the validity of the common shares offered. Mayer, Brown, Rowe & Maw LLP has in the past represented and is currently representing us and some of our affiliates. Skadden, Arps, Slate, Meagher & Flom (Illinois) will pass on certain legal matters in connection with the common shares offered on behalf of the underwriters. Skadden, Arps, Slate, Meagher & Flom (Illinois) will rely on the opinion of Mayer, Brown, Rowe & Maw LLP as to matters of Maryland law.

PROSPECTUS

AMLI RESIDENTIAL PROPERTIES TRUST

$200,000,000

Preferred Shares, Common Shares and Securities Warrants

        AMLI Residential Properties Trust (the "Company") may from time to time offer and sell in one or more series (i) Preferred Shares of Beneficial Interest, par value $.01 per share (the "Preferred Shares"); (ii) Common Shares of Beneficial Interest par value $.01 per share (the "Common Shares"); or (iii) warrants to purchase Preferred Shares (the "Preferred Shares Warrants") and warrants to purchase Common Shares (the "Common Shares Warrants"), with an aggregate public offering price of up to $200,000,000, on terms to be determined by market conditions at the time of offering. The Preferred Shares Warrants and the Common Shares Warrants shall be referred to herein collectively as the "Securities Warrants." The Preferred Shares, Common Shares, and Securities Warrants (collectively, the "Offered Securities") may be offered separately or together, in separate series, in amounts and at prices and terms to be set forth in an accompanying supplement to this Prospectus (each, a "Prospectus Supplement").

        The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Preferred Shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price, along with any other relevant specific terms; (ii) in the case of Common Shares, any initial public offering price; and (iii) in the case of Securities Warrants, the duration, offering price, exercise price and detachability, if applicable, along with any other relevant specific terms. In addition, such specific terms may include limitations on direct or indirect beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

        The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

        The Offered Securities may be offered directly by the Company, or through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.

        These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        The attorney general of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.

This prospectus is dated August 7, 2003

AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy material and other information concerning the Company can be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy information statements and other information regarding companies which file electronically with the Commission. The Company's outstanding Common Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "AML", and all such reports, proxy material and other information filed by the Company with the NYSE may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

        The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This prospectus ("Prospectus"), which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the content of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information, reference is made to the Registration Statement which may be inspected and copied in the manner and at the sources described above.

INCORPORATION BY REFERENCE

        The following documents filed by the Company with the Commission (File No. 1-12784) pursuant to the Exchange Act are incorporated by reference in this Prospectus:

  (1)
  The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

  (2)
  The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003;

  (3)
  The Company's Proxy Statement for the annual meeting of shareholders held on April 28, 2003; and

  (4)
  Description of the Common Shares included in the Registration Statement on Form 8-A dated February 1, 1994.

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which is or is deemed to be incorporated by reference herein, modifies or supersedes any such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the request of such person, a copy of any of the foregoing documents incorporated herein by reference (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to AMLI Residential Properties Trust, 125 South Wacker Drive, Chicago, Illinois 60606, Attention: Secretary, telephone (312) 443-1477

THE COMPANY

        The Company and its affiliates constitute a self-administered and self-managed real estate investment trust (a "REIT") which was formed in February, 1994 to continue and expand the multifamily property business conducted by AMLI Realty Co. and its affiliates since 1980. The Company and its affiliates own, manage, lease, acquire and develop institutional quality apartment communities. The Company's communities (the "Communities") are located in specific markets in the Southwest, Southeast and Midwest areas of the United States. The Company also holds interests in co-investment ventures involving residential apartment communities (the "Co-investment Communities"). Additionally, the Company engages in development activities on its own and through co-investment joint ventures.

        The business of the Company is operated through the Operating Partnership, AMLI Management Company (the "Management Company"), AMLI Institutional Advisors, Inc. ("AIA") and AMLI Residential Construction, LLC ("Amrescon" and together with the Management Company and AIA, the "Service Companies"). The Company is the sole general partner of AMLI Residential Properties, L.P., a Delaware limited partnership (the "Operating Partnership"), through which it owns the Communities and its interests in the Co-Investment Communities. As of June 30, 2003, the Company owned approximately 86% of the partnership interests ("Units") in the Operating Partnership. The Management Company provides management and leasing services to each of the Communities, the Co-Investment Communities and several additional properties in which the Company has no interest. AIA renders real estate investment advice to institutional capital sources, primarily pension plans, endowments, foundations and insurance companies. The Company actively pursues co- investments through relationships administered by AIA, in this way seeking to diversify the sources of its equity capital for investment in apartment communities. Amrescon provides general contracting, construction management and landscaping services to the Company and its managed ventures.

        The Company was formed as a Maryland real estate investment trust on December 16, 1993. The Company's executive offices are located at 125 South Wacker Drive, Suite 3100, Chicago, Illinois 60606 and its telephone number is (312) 443-1477. The Company's principal office is in Chicago, Illinois with regional offices in Dallas, Texas and Atlanta, Georgia.

USE OF PROCEEDS

        Unless otherwise described in the Prospectus Supplement which accompanies this Prospectus, the Company intends to use the net proceeds from the sale of the Offered Securities for general corporate purposes, which may include acquisition and development of apartment communities, investment in further co-investment ventures, improvement of the Communities and repayment of certain then-outstanding secured or unsecured indebtedness.

SHARES OF BENEFICIAL INTEREST AND SHAREHOLDER LIABILITY

        The Declaration of Trust of the Company provides that the Company may issue up to 150,000,000 shares of beneficial interest, $.01 par value per share. No holder of any class of shares of beneficial interest of the Company will have any preemptive right to subscribe for any securities of the Company except as may be granted by the Board of Trustees in authorizing the issuance of a class of preferred shares of beneficial interest. The Company's Declaration of Trust authorizes the Trustees to classify or reclassify any unissued Common Shares or Preferred Shares by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption.

        Both Maryland statutory law governing real estate investment trusts organized under the laws of that state and the Company's Declaration of Trust provide that no shareholder of the Company will be personally liable for any obligations of the Company. The Company's Declaration of Trust further provides, with certain limited exceptions, that the Company shall indemnify each shareholder against claims or liabilities to which the shareholder may become subject by reason of his being or having been a shareholder and that the Company shall reimburse each shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. In addition, it is the Company's policy to include a clause in its contracts, including the Partnership Agreement of the Operating Partnership, which provides that shareholders assume no personal liability for obligations entered into on behalf of the Company. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, a shareholder may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Company. Inasmuch as the Company will carry public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would be insufficient to satisfy the claims against the Company and its shareholders.

Business Combinations

        Under the Maryland General Corporation Law, as amended from time to time (the "MGCL"), as applicable to Maryland real estate investment trusts, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities )between a Maryland real estate investment trust and any person who beneficially owns 10% or more of the voting power of the shares of the trust or an affiliate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then- outstanding voting shares of beneficial interest of the trust (an "Interested Shareholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder. Thereafter, any such business combination must be (a) recommended by the Board of Trustees of such trust and (b) approved by the affirmative vote of at least (i) 80% of the votes entitled to be case by holders of outstanding voting shares of the trust and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares (other than voting shares held by the Interested Shareholder with whom the business combination is to be effected or by an affiliate or associate thereof), voting together as a single group, unless, among other things, the company's common shareholders receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same Form as previously paid by the Interested Shareholder for his shares. These provisions of Maryland law do not apply, however, to business combinations with a particular Interested Shareholder or its existing or future affiliates that are approved or exempted by the board of trustees of the trust prior to the time that the Interested Shareholder becomes an Interested Shareholder or if the original declaration of trust includes a provision electing not to be governed, in whole or in part, as to business combinations generally, specifically or generally by types, as to identified or unidentified existing or future Interested Shareholders or their affiliates. The Company's Declaration of Trust, in accordance with Maryland law, exempts Mr. Gregory T. Mutz, the Company's Chairman,

Baldwin & Lyons, Inc., a publicly traded casualty insurance company based in Indianapolis ("Baldwin & Lyons") and AMLI Realty Co. and their respective affiliates and successors (which in the case of AMLI Realty Co. would include UICI, a NASDAQ National Market traded holding company with interest in insurance, financial services and technology which in November 1996 acquired AMLI Realty Co.) from the foregoing restrictions.

        As a result, such persons and entities may be able to enter into business combinations with the Company, which may not be in the best interests of the shareholders, without compliance by the Company with the super-majority voting requirements and the other provisions of the statute.

Control Share Acquisitions

        The MGCL, as applicable to Maryland real estate investment trusts, imposes limitations on the voting rights of shares acquired in a "control share acquisition" relating to a Maryland real estate investment trust. The MGCL defines a "control share acquisition" as the acquisition of "control shares," which is defined as voting shares that would entitle the acquiror to exercise voting power in electing trustees in excess of the following levels of voting power: 20%, 33 1/3%, and 50%. The MGCL requires a two-thirds shareholder vote (excluding shares owned by the acquiring person and certain members of management) to accord voting rights to shares acquired in a control share acquisition. The MGCL also requires a Maryland real estate investment trust to hold a special meeting at the request of an actual or proposed control share acquiror generally within 50 days after a request is made with the submission of an "acquiring person statement," but only if the acquiring person (a) delivers a written undertaking to pay the expenses of such special meeting or, if required by the Board of Trustees, posts a bond for the cost of the meeting and (b) submits a definitive financing agreement to the extent that financing is not provided by the acquiring person. In addition, unless the charter or bylaws provide otherwise, the MGCL gives a Maryland real estate investment trust, within certain time limitations, various redemption rights if there is a shareholder vote on the issue and the grant of voting rights is not approved, or if an "acquiring person statement" is not delivered to the target company within 10 days following a control share acquisition. Moreover, unless the charter or bylaws provide otherwise, the MGCL provides that if, before a control share acquisition occurs, voting rights are accorded to the control shares which results in the acquiring person having a majority of voting power, then minority shareholders are entitled to appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust. The Company's Declaration of Trust, in accordance with Maryland law, contains a provision exempting acquisitions of shares by Mr. Mutz, Baldwin & Lyons and AMLI Realty Co. and their respective existing and future affiliates and successors (which in the case of AMLI Realty Co. would include UICI, a NASDAQ National Market traded holding company with interests in insurance, financial services and technology which in November of 1996 acquired AMLI Realty Co.) from the foregoing provisions. In February 2003, the bylaws of the Company were amended to exclude the Company from the application of the control share acquisition provisions of the MGCL.

DESCRIPTION OF COMMON SHARES

General

        The following description sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement which provides for Common Shares issuable pursuant to subscription offerings or rights offerings or upon conversion of Preferred Shares. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Declaration of Trust and Bylaws.

        All Common Shares issued will be duly authorized, fully paid and, except as described under "Shares of Beneficial Interest and Shareholder Liability," non-assessable. Subject to the provisions of the Company's Declaration of Trust regarding Excess Shares (as defined therein), each outstanding Common Share entitles the holder thereof to one vote on all matters voted on by shareholders, including the election of Trustees. Holders of Common Shares do not have the right to cumulate their votes in the election of Trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the Trustees then standing for election. Distributions may be paid to the holders of Common Shares if and when declared by the Board of Trustees of the Company out of funds legally available therefor, subject to the provisions of the Company's Declaration of Trust regarding Excess Shares. The Company currently pays regular quarterly dividends. Holders of Common Shares have no conversion, redemption, preemptive or exchange rights to subscribe to any securities of the Company. If the Company is liquidated, each outstanding Common Share will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company and the rights of holders of any preferred shares of beneficial interest of the Company. The rights of holders of Common Shares are subject to the rights and preferences established by the Board of Trustees for any Preferred Shares which may subsequently be issued by the Company. See "Description of Preferred Shares."

Restrictions on Transfer

        The Company's Declaration of Trust contains certain restrictions on the number of Common Shares and Preferred Shares that individual shareholders may own. For the Company to qualify as a REIT under the Internal Revenue Code, no more than 50% in value of its shares of beneficial interest (after taking into account options to acquire shares of beneficial interest) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities and constructive ownership among specified family members) during the last half of a taxable year (other than the first taxable year) or during a proportionate part of a shorter taxable year. The shares of beneficial interest must also be beneficially owned (other than during the first taxable year) by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because the Company expects to qualify as a REIT, the Declaration of Trust of the Company contains restrictions on the acquisition of Common Shares and Preferred Shares intended to ensure compliance with these requirements.

        Subject to certain exceptions specified in the Company's Declaration of Trust, no holder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 5% (the "Ownership Limit") of the number or value of the issued and outstanding shares of beneficial interest of the Company. The Company's Board of Trustees, upon receipt of a ruling from the Internal Revenue Service (the "Service"), an opinion of counsel or other evidence satisfactory to the Board of Trustees, and upon such other conditions as the Board of Trustees may direct, may also exempt a proposed transferee from the Ownership Limit. As a condition of such exemption, the intended transferee must give written notice to the Company of the proposed transfer no later than the fifteenth day prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the Ownership Limit. The Board of Trustees of the Company may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Company's status as a REIT. Any transfer of Common Shares or Preferred Shares that would (i) create a direct or indirect ownership of shares in excess of the Ownership Limit, (ii) result in the shares being beneficially owned by fewer than 100 persons as provided in Section 856(a) of the Internal Revenue Code, or (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code, shall be null and void, and the intended transferee will acquire no rights to the shares. The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines, which determination must be approved by the shareholders, that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

        The Company's Board of Trustees by resolution has excluded from the foregoing ownership restriction UICI and Gregory T. Mutz, who collectively may own up to 34.9% of the outstanding shares of beneficial interest of the Company as a group, or, subject to certain limitations, individually (subject to the group restrictions) up to 29.9% of the outstanding shares of beneficial interest of the Company in the case of UICI and up to 24.9% in the case of Gregory T. Mutz. The Company's Declaration of Trust excludes certain investors (and their transferees) from whom apartment communities were obtained in exchange for Units or Common Shares in connection with the formation of the Company and who would exceed the Ownership Limit as a result of the ownership of such Common Shares or the exchange of such Units for Common Shares. In no event will such persons be entitled to acquire additional shares of beneficial interest of the Company such that the five largest beneficial owners of shares of beneficial interest of the Company hold more than 50% of the total outstanding shares.

        Any purported transfer of shares that would result in a person owning shares in excess of the Ownership Limit or cause the Company to become "closely held" under Section 856(h) of the Internal Revenue Code that is not otherwise permitted as provided above will constitute excess shares ("Excess Shares"), which will be transferred pursuant to the Declaration of Trust to the Company as trustee for the exclusive benefit of the person or persons to whom the Excess Shares are ultimately transferred, until such time as the purported transferee retransfers the Excess Shares. While these Excess Shares are held in trust, they will not be entitled to vote or to share in any dividends or other distribution. Subject to the Ownership Limit, the Excess Shares may be transferred by the purported transferee to any person (if the Excess Shares would not be Excess Shares in the hands of such person) at a price not to exceed the price paid by the purported transferee (or, if no consideration was paid, fair market value), at which point the Excess Shares will automatically be exchanged for the shares to which the Excess Shares are attributable. In addition, such Excess Shares held in trust are subject to purchase by the Company at a purchase price equal to the lesser of the price paid for the shares by the purported transferee (or, if no consideration was paid, fair market value) and the fair market value of the shares of beneficial interest (as reflected in the last reported sales price reported on the NYSE on the trading day immediately preceding the relevant date, or if not then traded on the NYSE, the last reported sales price of such shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system, then the market price of such shares on the relevant date as determined in good faith by the Board of Trustees of the Company) on the date the Company elects to purchase.

        All certificates representing shares of beneficial interest will bear a legend referring to the restrictions described above.

Transfer Agent and Registrar

        EquiServe Trust Company, N.A. has been appointed as transfer agent and registrar for the Common Shares.

DESCRIPTION OF PREFERRED SHARES

General

        Subject to limitations prescribed by Maryland law and the Company's Declaration of Trust, the Board of Trustees is authorized to issue, without the approval of the shareholders, Preferred Shares, from the authorized but unissued shares of beneficial interest of the Company, in series and to establish from time to time the number of Preferred Shares to be included in such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each series. All Preferred Shares issued will be duly authorized, fully paid and, except as described under "Shares of Beneficial Interest and Shareholder Liability," non-assessable.

        Reference is made to the Prospectus Supplement relating to the Preferred Shares offered thereby for the specific terms of such Preferred Shares, including:

  (1)
  The title and stated value of such Preferred Shares;

  (2)
  The number of shares of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

  (3)
  The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

  (4)
  The date from which dividends on such Preferred Shares shall cumulate, if applicable;

  (5)
  The procedures for any auction and remarketing, if any, for such Preferred Shares;

  (6)
  The provision for a sinking fund, if any, for such Preferred Shares;

  (7)
  The provision for redemption, if applicable, of such Preferred Shares;

  (8)
  Any listing of such Preferred Shares on any securities exchange;

  (9)
  The terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Common Shares of the Company, including the conversion price (or manner of calculation thereof);

  (10)
  Whether interests in such Preferred Shares will be represented by Global Securities;

  (11)
  Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares;

  (12)
  A discussion of federal income tax considerations applicable to such Preferred Shares;

  (13)
  The relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

  (14)
  Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

  (15)
  Any limitations on direct or beneficial ownership and restrictions on transfer of Preferred Shares, in each case as may be appropriate to preserve the status of the Company as a REIT.

Rank

        Unless otherwise specified in the Prospectus Supplement, the Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Shares and to all equity securities ranking junior to such Preferred Shares; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Shares. The rights of the holders of each series of the Preferred Shares will be subordinate to those of the Company's general creditors.

Dividends

        Holders of each series of Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trustees of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Such rate may be fixed or variable or both. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Trustees of the Company.

        Dividends on any series of the Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Trustees of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are noncumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

        If Preferred Shares of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the Preferred Shares of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on the Preferred Shares of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any cumulation in respect of unpaid dividends for prior dividend periods if such series of Preferred Shares does not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

        Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Shares or other shares of beneficial interest ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Shares or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, nor shall any Common Shares or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other shares of beneficial interest of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

        Any dividend payment made on a series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

Redemption

        If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

        The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any cumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of shares of beneficial interest of the Company, the terms of such Preferred Shares may provide that, if no such shares of beneficial interest shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into shares of the applicable shares of beneficial interest of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

        Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on all Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no Preferred Shares of any series shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series, and, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on all Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Shares of such series (except by conversion into or exchange for shares of beneficial interest of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

        If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of Preferred Shares of such series in proportion to the number of Preferred Shares of such series held by such holders (with adjustments to avoid redemption of fractional shares), by lot in a manner determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable.

        Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (v) that dividends on the Preferred Shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such Preferred Shares shall terminate. If fewer than all the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of shares of beneficial interest of the Company ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Shares shall be entitled to receive out of assets of the Company legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any cumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of shares of beneficial interest of the Company ranking on a parity with the Preferred Shares in the distribution of assets, then the holders of the Preferred Shares and all other such classes or series of shares of beneficial interest shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

        If liquidating distributions shall have been made in full to all holders of the Preferred Shares, the remaining assets of the Company shall be distributed among the holders of any other classes or series of shares of beneficial interest ranking junior to the Preferred Shares upon liquidation, dissolution or winding up of the Company, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

Voting Rights

        Holders of the Preferred Shares of a particular series will not have any voting rights, except as set forth below or in the applicable Prospectus Supplement or as otherwise required by applicable law. The following is a summary of the voting rights that, unless provided otherwise in the applicable Prospectus Supplement, will apply to each series of Preferred Shares.

        If six quarterly dividends (whether or not consecutive) payable on the Preferred Shares of such series, or any other series of Preferred Shares ranking on a parity with such series of Preferred Shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up ("Parity Shares"), are in arrears, whether or not earned or declared, the number of Trustees then constituting the Board of Trustees will be increased by two, and the holders of Preferred Shares of such series, voting together as a class with the holders of Parity Shares of any other series (any such other series, the "Voting Preferred Shares"), will have the right to elect two additional Trustees to serve on the Board of Trustees at any annual meeting of shareholders or a properly called special meeting of the holders of Preferred Shares of such series and such Voting Preferred Shares and at each subsequent annual meeting of shareholders until all such dividends and dividends for the current quarterly period on the Preferred Shares of such series and such other Voting Preferred Shares have been paid or declared and set aside for payment. Such voting rights will terminate when all such accrued and unpaid dividends have been declared and paid or set aside for payment. The term of office of all Trustees so elected will terminate with the termination of such voting rights.

        The approval of two-thirds of the outstanding Preferred Shares of such series and all other series of Voting Preferred Shares similarly affected, voting as a single class, is required in order to (i) amend the Company's Declaration of Trust to affect materially and adversely the rights, preferences or voting power of the holders of the Preferred Shares of such series or the Voting Preferred Shares, (ii) enter into a share exchange that affects the Preferred Shares of such series, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into the Company, unless in each such case each Preferred Share of such series remains outstanding without a material and adverse change to its terms and rights or is converted into or exchanged for convertible preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a Preferred Share of such series (except for changes that do not materially and adversely affect the holders of the Preferred Shares of such series) or (iii) authorize, reclassify, create, or increase the authorized amount of any class of shares having rights senior to the Preferred Shares of such series with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up. However, the Company may create additional classes of Parity Shares and Preferred Shares of any other series ranking junior to such series of Preferred Shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up ("Junior Shares"), increase the authorized number of Parity Shares and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Preferred Shares of such series.

        Except as provided above and as required by law, the holders of Preferred Shares of each series will not be entitled to vote on any merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company.

        With respect to any matter as to which the Preferred Shares of any series is entitled to vote, holders of the Preferred Shares of such series and any Voting Preferred Shares will be entitled to cast the number of votes set forth in the respective Prospectus Supplement with respect to that series of Preferred Shares and Voting Preferred Shares. As a result of the provisions requiring the holders of shares of a series of the Preferred Shares to vote together as a class with the holders of shares of one or more series of Parity Shares, it is possible that the holders of such Parity Shares could approve action that would adversely affect such series of Preferred Shares, including the creation of a class of shares of beneficial interest ranking prior to such series of Preferred Shares as to dividends, voting or distributions of assets.

Conversion Rights

        The terms and conditions, if any, upon which Preferred Shares of any series are convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Shares.

Restrictions on Transfer

        See "Description of Common Shares-Restrictions on Transfer" for a discussion of the restrictions on the transfer of shares of beneficial interest.

Transfer Agent and Registrar

        The name and address of the transfer agent and registrar for any series of Preferred Shares will be set forth in the applicable Prospectus Supplement.

DESCRIPTION OF SECURITIES WARRANTS

        The Company may issue Securities Warrants for the purchase of Preferred Shares or Common Shares. Securities Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Securities Warrants. The following summaries of certain provisions of the Securities Warrant Agreement and the Securities Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreement and the Securities Warrant certificates relating to each series of Securities Warrants which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Securities Warrants.

        If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants, the exercise price, and in the case of Securities Warrants for Preferred Shares, the designation, aggregate number and terms of the series of Preferred Shares purchasable upon exercise of such Securities Warrants; (iii) the designation and terms of any series of Preferred Shares with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with such Preferred Shares; (iv) the date, if any, on and after which such Securities Warrants and the related series of Preferred Shares or Common Shares will be transferable separately; (v) the date on which the right to exercise such Securities Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (vi) any special United States federal income tax consequences; and (vii) any other material terms of such Securities Warrants.

        Securities Warrant certificates may be exchanged for new Securities Warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrants to purchase Preferred Shares or Common Shares, holders of such Securities Warrants will not have any rights of holders of such Preferred Shares or Common Shares, including the right to receive payments of dividends, if any, on such Preferred Shares or Common Shares, or to exercise any applicable right to vote.

        To protect the Company's status as a REIT, restrictions on ownership of Securities Warrants similar to the restrictions on ownership of Common Shares and Preferred Shares will be imposed and enforced. See "Description of Common Shares—Restrictions on Transfer" and "Description of Preferred Shares—Restrictions on Transfer."

Exercise of Securities Warrants

        Each Securities Warrant will entitle the holder thereof to purchase such number of Preferred Shares or Common Shares, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

        Securities Warrants may be exercised by delivering to the Securities Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Preferred Shares or Common Shares, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five (5) business days, of the Securities Warrant certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant certificate properly completed and duly executed at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Preferred Shares or Common Shares, as the case may be, purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant certificate are exercised, a new Securities Warrant certificate will be issued for the remaining amount of Securities Warrants.

Amendments and Supplements to Warrant Agreement

        The Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.

Adjustments

        Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of shares of Common Shares covered by, a Common Shares Warrant are subject to adjustment in certain events, including (i) payment of a dividend on the Common Shares payable in shares of beneficial interest and share splits, combinations or reclassification of the Common Shares; (ii) issuance to all holders of Common Shares of rights or warrants to subscribe for or purchase shares of Common Shares at less than their current market price (as defined in the Warrant Agreement for such series of Common Shares Warrants); and (iii) certain distributions of evidences of indebtedness or assets (including securities but excluding cash dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in Common Shares) or of subscription rights and warrants (excluding those referred to above).

        No adjustment in the exercise price of, and the number of Common Shares covered by, a Common Shares Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of, and the number of Common Shares covered by, a Common Shares Warrant will not be adjusted for the issuance of Common Shares or any securities convertible into or exchangeable for Common Shares, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services.

        In the event of any (i) consolidation or merger of the Company with or into any entity (other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Shares); (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company; or (iii) reclassification, capital reorganization or change of the Common Shares (other than solely a change in par value or from par value to no par value), then any holder of a Common Shares Warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such Common Shares Warrant the kind and amount of shares of beneficial interest or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's Common Shares Warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the Common Shares Warrant following any such event consists of common shares of the surviving entity, then from and after the occurrence of such event, the exercise price of such Common Shares Warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common shares were Common Shares.

PLAN OF DISTRIBUTION

        The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents. Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to the Company's shareholders. In connection with subscription offerings or the distribution of subscription rights to shareholders, if all of the underlying Offered Securities are not subscribed for, the Company may sell such unsubscribed Offered Securities to third parties directly or through underwriters or agents and, in addition, whether or not all of the underlying Offered Securities are subscribed for, the Company may concurrently offer additional Offered Securities to third parties directly or through underwriters or agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

        The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices related to the prevailing market prices at the time of sale or at negotiated prices (any of which may represent a discount from the prevailing market prices). The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

        If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and (ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by the Contracts.

        Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

EXPERTS

        The consolidated financial statements and schedule of AMLI Residential Properties Trust as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent accountants, which report is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG LLP audits and reports on financial statements of AMLI Residential Properties Trust issued at future dates, and consents to the use of their report thereon, such financial statements also will be incorporated by reference in the Registration Statement in reliance upon its report and said authority.

LEGAL MATTERS

        Certain legal matters relating to the validity of the Offered Securities offered pursuant to this Prospectus will be passed upon for the Company by Mayer, Brown, Rowe & Maw LLP. Mayer, Brown, Rowe & Maw LLP has in the past represented and is currently representing the Company and certain of its affiliates.

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TABLE OF CONTENTS
THE COMPANY
Second Quarter 2003 Unaudited Financial Results
THE OFFERING
SUMMARY FINANCIAL DATA
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF COMMON SHARES AND DIVIDEND POLICY
CAPITALIZATION
DILUTION
FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITERS
LEGAL MATTERS
AVAILABLE INFORMATION
INCORPORATION BY REFERENCE
THE COMPANY
USE OF PROCEEDS
SHARES OF BENEFICIAL INTEREST AND SHAREHOLDER LIABILITY
DESCRIPTION OF COMMON SHARES
DESCRIPTION OF PREFERRED SHARES
DESCRIPTION OF SECURITIES WARRANTS
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS